                                                                      EXHIBIT 99


                                                                      OpTel, Inc


                                  [OPTEL LOGO]


                 OPTEL, INC REPORTS RESULTS FOR FOURTH QUARTER
                     AND TWELVE MONTHS FOR FISCAL YEAR 1999

DALLAS, November 12, 1999 - OpTel, Inc ("OpTel") today announced its unaudited financial results for the fourth quarter and the twelve months of the fiscal year ended August 31, 1999 ("fiscal 1999"). Results are subject to potential audit adjustments, including those that may arise as a result of the recent voluntary Chapter 11 filing by the company. Total revenues for the twelve months ended August 31, 1999 rose to $86 million; a 32% growth over the comparable twelve-month period of fiscal 1998. Total revenues for the fourth quarter climbed to $22.8 million, a 14% growth over fourth quarter of fiscal 1998.

Telephony fourth quarter revenues increased by 132% over the fourth quarter of fiscal 1998, and full year revenues of $8 million more than doubled those of fiscal 1998. Cable television fourth quarter revenues increased 6% year over year, and full fiscal year revenues increased 28% over fiscal 1998.

OPERATING HIGHLIGHTS
UNITS UNDER CONTRACT

o   622,152 total units under contract, up 20% year-over-year

o Telecommunication addressable market of well over 300,000 lines based on collocation sites activated to date

o 37% increase in units under contract for telecommunications from 93,562 to 127,778

o   3% increase in units under contract for cable television from 426,444 to
    439,679

o 54,695 units under contract for high speed Internet access launched in the fall of 1998

CUSTOMER NUMBERS

o Telecommunications lines up 56% to 14,655 lines - In order to provide a more accurate measure of the telephony initiative, lines have been restated to exclude all company and non-revenue generating lines at customer sites

o   Cable television customers down 1% to 210,285 with a penetration of 54%

o   405 high speed internet customers

On October 28, 1999 OpTel, and certain of its affiliates and subsidiaries, filed for protection under Chapter 11 of the U.S. bankruptcy laws. The filing allows the Company to operate its businesses in the normal fashion under court protection while it continues discussions with representatives of certain major creditors and others on a restructuring plan.


OpTel is a leading network based provider of integrated communications services, including local and long distance telephone, cable television and high speed Internet access services in the United States. The Company currently provides cable television and telecommunications services in a number of metropolitan areas including Los Angeles, San Diego, San Francisco, Phoenix, Denver, Houston, Dallas-Fort Worth, Chicago, Indianapolis, Atlanta, Miami-Ft. Lauderdale and Orlando-Tampa. OpTel is majority owned by Le Groupe Videotron Ltee, owner of the second largest cable television operator in Canada.

                                     # # #

For further information, please contact:
Waqar Nasim
Treasurer
214-634-4029

                                                                      OpTel, Inc


FINANCIAL RESULTS FOR THE FOURTH QUARTER OF FISCAL 1999

    TOTAL REVENUES. Total revenues for the fourth quarter of fiscal 1999 increased by $2.8 million, or 14%, to $22.8 million compared to revenues of $20 million for the fourth quarter of fiscal 1998. Total revenues for the fiscal year 1999 increased by $20.9 million, or 32%, to $86 million from $65 million in 1998.

    CABLE TELEVISION. Cable television revenues for the fourth quarter of fiscal 1999 increased by $1.1 million, or 6%, to $20 million from $18.9 million for the comparable period in fiscal 1998. This reflected a 1% decline in the average quarterly number of basic customers and a 6% increase in the average monthly revenue per basic customer. The average monthly revenue per basic customer increased from $29.05 for the fourth quarter of fiscal 1998 to $30.83 for the fourth quarter of fiscal 1999. The increase in average monthly revenue per basic customers mainly resulted from annual rate increases and rate increases following property upgrades. Basic cable penetration decreased from 54.3% to 53.5% year-over-year in conjunction with a one percent increase in cable units passed. Total cable revenues for fiscal 1999 rose to $78 million from $61 million, reflecting a 28% increase over 1998.

    TELECOMMUNICATIONS. Telecommunications revenues for the fourth quarter of fiscal 1999 increased by 143% to $2.8 million. The increase reflects a 56% increase in the number of lines and a 52% increase in average monthly revenue per line compared to the restated fourth quarter of fiscal 1998. Telecommunications revenues, including Internet revenues, doubled to $8 million from $4 million in fiscal 1998. Since launching central office switches in Houston and Dallas during fiscal 1998, the Company has increased its efforts to market its telephone product in these markets.

    PROGRAMMING, ACCESS FEES AND REVENUE SHARING. Programming, access fees and revenue sharing increased from $8.6 million for the fourth quarter of fiscal 1998 to $10.1 million for the fourth quarter of fiscal 1999. For fiscal 1999, these costs increased to $39 million from $29 million in fiscal 1998. The increased cost is primarily attributed to the customer growth mentioned above and to increases in rates charged by programming suppliers.

    CUSTOMER SUPPORT, GENERAL AND ADMINISTRATIVE. Customer support, general and administrative expenses were $17 million for the fourth quarter of fiscal 1999 compared to $11 million for the fourth quarter of fiscal 1998. The increase in customer support, general and administrative expenses was largely due to the accelerated roll-out of telephony central office switches, the deployment of switch collocation access and Internet access services, direct marketing efforts, and staff increases to further improve service quality. The fourth quarter expenses also include approximately $0.9 million in severance costs.

    EBITDA. The Company's EBITDA (earnings before interest, income taxes, and depreciation and amortization) for the fourth quarter of fiscal 1999 was negative $4.1 million compared to positive $0.6 million for the fourth quarter of fiscal 1998. EBITDA for fiscal 1999 was a negative $12.6 million as opposed to a positive $0.3 million in 1998. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $10 million for the fourth quarter of fiscal 1999 remained essentially flat with fiscal 1998.

    INTEREST EXPENSE. Interest expense (net of amounts capitalized) was $12 million for the fourth quarter of fiscal 1999, a $2 million increase from interest expense of $10 million for the fourth quarter of fiscal 1998. This increase is attributable to higher debt levels and higher interest rates on the 11 1/2% Senior Notes than the bank facility they replaced.

    CAPITAL EXPENDITURES. During fiscal 1999, the Company incurred $113 million in capital expenditures compared to $129 million for fiscal 1998 (including intangible assets and acquisition of businesses).

                                                                     OpTel, Inc


FINANCIAL & OPERATIONAL DATA

                                                      AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,    MAY 31,     AUGUST 31,
                                                        1998          1998           1999          1999         1999
                                                      ----------   ------------   ------------   --------     ----------
CABLE TELEVISION

   UNITS UNDER CONTRACT (NOTE 1)                       426,444       429,625        429,227       436,487     439,679
   AS A % OF MARKET (NOTE 2)                             14.2%         14.3%          14.3%         14.5%       14.7%
   UNITS PASSED (NOTE 1)                               392,699       394,867        395,089       397,476     392,713
   BASIC CUSTOMERS (NOTE 1)                            213,046       214,390        214,820       217,750     210,285
   PENETRATION                                           54.3%         54.3%          54.4%         54.8%       53.5%
   PAY TO BASIC RATIO (NOTE 3)                           84.5%         83.6%          80.9%         83.7%       87.7%
   AVERAGE MONTHLY REVENUE PER CUSTOMER (NOTE 4)        $29.05        $29.42         $28.98        $30.10      $30.83

TELECOMMUNICATIONS

   UNITS UNDER CONTRACT (NOTE 1)                        93,562       106,087        106,333       115,460     127,778
   AS A % OF MARKET (NOTE 2)                              3.1%          3.6%           3.6%          3.7%        4.3%
   TOTAL ADDRESSABLE MARKET (NOTE 5)                    34,895        41,523         46,686        78,507     367,429
   LINES (NOTE 1)                                        9,417         9,131         11,890        13,209      14,655
   PENETRATION                                           27.0%         22.0%          25.5%         16.8%        4.0%
   AVERAGE MONTHLY REVENUE PER LINE (NOTE 4)            $42.13        $48.18         $47.31        $59.09      $64.27

HIGH SPEED INTERNET

   UNITS UNDER CONTRACT (NOTE 1)                                       1,225         17,879        35,272      54,695
   AS A % OF MARKET (NOTE 2)                                               -           0.6%          1.2%        1.8%
   UNITS PASSED (NOTE 1)                                                 126          6,600        13,016      14,592
   CUSTOMERS (NOTE 1)                                                      3             76           273         405
   PENETRATION                                                          2.4%           1.2%          2.1%        2.8%
   AVERAGE MONTHLY REVENUE PER CUSTOMER (NOTE 4)                      $42.81         $41.65        $42.26      $45.12


1. Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunication services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years.

2. Based on an estimated 3.0 million units (as of March 25, 1998) in MDU's with greater than 150 units located in the Company's markets as estimated by industry sources and updated using Company estimates as necessary.

3. In common with most other cable television providers the Company has revised the method of reporting premium penetration to include all premium units in the calculation.

4. Represents average monthly revenue per the average number of basic customers/lines for the fiscal periods ended as of the date shown.

5. Addressable market is defined as the total number of phone lines (MDU, single family, and business) serviced by each ILEC wire center in which OpTel collocates (source: PNR, Inc.) plus telephone passings for MDU properties serviced by OpTel that are not serviced by any of the collocated sites.

                                                                     OpTel, Inc



CONDENSED STATEMENTS OF OPERATIONS
($'S  IN THOUSANDS)
(UNAUDITED)


                                                      Quarter Ended             Year Ended
                                                        August 31,               August 31,
                                                     1999       1998         1999        1998
                                                   --------   ---------    --------   ---------
REVENUES
  Cable television                                  19,984    $  18,886     $77,902    $61,081

  Telecommunications                                 2,822        1,161       7,928      3,882
                                                  --------     --------   ---------   --------

       Total revenues                               22,806       20,047      85,830     64,963

OPERATING EXPENSES:
  Programming, access fees and revenue sharing     (10,099)      (8,612)    (39,323)   (28,825)
  Customer support, general and administrative     (16,804)     (10,803)    (59,057)   (35,847)
  Depreciation and amortization                    (10,048)     (10,049)    (36,780)   (28,481)
                                                  --------     --------   ---------   --------

       Total operating expenses                    (36,951)     (29,464)   (135,160)   (93,153)

LOSS FROM OPERATIONS                               (14,145)      (9,417)    (49,330)   (28,190)

OTHER
   Interest expense, net                           (11,821)     (10,104)    (46,033)   (39,564)
  Extraordinary loss on extinguishing debt              --       (6,644)         --     (6,644)
                                                  --------     --------   ---------   --------

NET LOSS                                          $(25,966)    $(26,165)   $(95,363)  $(74,398)
                                                  ========     ========   =========   ========


NET LOSS ATTRIBUTABLE TO COMMON EQUITY            $(30,731)    $(30,845)  $(114,560)  $(83,146)
                                                  ========     ========   =========   ========

CONDENSED CONSOLIDATED BALANCE SHEETS
($'S  IN THOUSANDS)
(UNAUDITED)

                                                       August 31,
                                                    1999        1998
                                                  --------   ---------
ASSETS
Cash and short term investments                    $ 10,419   $123,774
Restricted investments                               14,680     63,207
Property, plant & equipment                         339,730    268,044
Intangibles &
Other assets                                        175,595    172,145
                                                   --------   --------

Total                                              $540,424   $627,170
                                                   ========   ========

LIABILITIES & STOCKHOLDERS' EQUITY
Accounts payable & other liabilities               $ 40,987   $ 37,116
Notes payable & deferred acquisition liabilities    439,676    429,278
                                                   --------   --------

Total liabilities                                   480,663    466,394

Stockholders' equity                                 59,761    160,776
                                                   --------   --------

Total                                              $540,424   $627,170
                                                   ========   ========

THE FOREGOING INCLUDES CERTAIN FORWARD LOOKING STATEMENTS THAT ARE IDENTIFIED BY WORDS SUCH AS "EXPECT" AND SIMILAR EXPRESSIONS. ACHIEVEMENT OF SUCH EXPECTATIONS IS SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING, AMONG OTHERS, THE AVAILABILITY OF ADDITIONAL FINANCING ON A TIMELY BASIS AND ON REASONABLE TERMS, OBTAINING VARIOUS REGULATORY APPROVALS AND SUCCESSFUL MANAGEMENT OF THE COMPANY'S EXPANSION PLANS.